Lake Shore Bancorp, Inc. Announces Net Income of $0.7 Million for Second Quarter of 2015

-2015 Year-to-Date Net Income of $1.3 Million

-Strong Commercial Lending Growth Continued Through the Second Quarter

-Board Declares $0.07 Cash Dividend, Payable in August

DUNKIRK, N.Y.—July 28, 2015-- Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced net income of $699,000, or $0.12 per diluted share for the second quarter of 2015, compared to net income of $899,000, or $0.16 per diluted share, for second quarter 2014. The decrease in net income, compared to second quarter 2014, was primarily due to ongoing balance sheet restructuring activities aimed at positioning the Company to realize enhanced performance in a rising interest rate environment. The Company earned $1.3 million, or $0.21 per diluted share, for the six months ended June 30, 2015, compared to net income of $1.7 million, or $0.29 per diluted share for the same period in 2014.

2015 Second Quarter and Six-Month Highlights

•	Strong growth in the Bank’s commercial loan portfolios, which grew an annualized 41.0% from December 31, 2014.
•	Core (non-time) deposits grew by $6.8 million from December 31, 2014.
•	Improved net interest margin of 3.29%, up four basis points from second quarter 2014 and eight basis points from first quarter 2015.
•	Board approval of a $0.07 per share cash dividend payable on August 18, 2015.

“Through the mid-point of 2015, we continued to realize solid progress in repositioning our balance sheet to better manage interest rate risk in anticipation of a rising rate environment,” said Daniel P. Reininga, President and Chief Executive Officer. “We are encouraged by the expanding interest in our commercial loan products and pleased by the very strong growth in these portfolios during the last 18 months. This growth was instrumental in driving improvement in the Bank’s net interest margin in comparison to both second quarter 2014 and first quarter 2015.  Although we have made considerable progress at improving our interest rate sensitivity, this will remain an important focus in future reporting periods. Combined with our commitment to an efficient operating profile and continued solid asset quality, we believe that this approach continues to position the Company to deliver solid and sustainable returns to our investors.”

Net interest income was $3.7 million for second quarter 2015, as well as the second quarter of 2014.  Second quarter 2015 interest income decreased $119,000 to $4.4 million,  compared to $4.5 million in the prior year quarter, primarily as a result of a $6.2 million reduction in the Bank’s average interest-earning assets and a five basis points decline in the average yield. Interest expense for second quarter 2015 was $716,000, down $114,000, or 13.7%, from $830,000 in second quarter

2014. The reduction in interest expense was a result of a 14 basis points decline in average deposit rates, and a $16.9 million reduction in average time deposit balances compared to second quarter 2014. The significant reduction in time deposits remains consistent with the Bank’s balance sheet restructuring.

For the six months ended June 30, 2015, net interest income was $7.3 million compared to $7.4 million for the same period in 2014. Interest income for the first six months of 2015 was $8.8 million, compared to $9.1 million for the first six months of 2014. The decrease in interest income was primarily a result of a 10 basis points decline in the average yield on interest-earning assets, along with a $1.9 million reduction in the average balance of interest earning assets. Interest expense for the six months ended June 30, 2015 was $1.5 million, a decrease of $154,000, or 9.3%, compared to $1.7 million for the same period in 2014. The reduction in interest expense was a result of a five basis points decline in the average rate paid on interest bearing liabilities and a $13.3 million reduction in average interest bearing liabilities. The lower average balance was primarily a result of a reduction in time deposit balances.

The second quarter 2015 net interest margin of 3.29% increased by four basis points compared with 3.25% for second quarter 2014. The increase in net interest margin reflected a nine basis points decline in the average cost of interest-bearing liabilities offset by a five basis points decline in the average yield on interest-earning assets,  compared to the prior year second quarter. The second quarter 2015 net interest margin increased by eight basis points compared to the linked first quarter of 2015, reflecting a two basis points improvement in the average yield on interest-earning assets and a seven basis points decline in the average rate paid on interest-bearing liabilities. The Bank’s net interest margin for the six months ended June 30, 2015 was 3.25%, compared to 3.28% for the prior year period.

Average interest-earning assets for the second quarter of 2015 were $449.0 million compared with $455.1 million for the prior year quarter. The decrease resulted from a $19.1 million reduction in the average balance of the Bank’s securities portfolio, partially offset by a $17.0 million increase in average loans.  Average interest-bearing liabilities decreased by $17.5 million, to $361.4 million, during second quarter 2015 as compared to second quarter 2014, primarily as a result of the Bank’s planned strategy to de-emphasize retention of higher-cost time deposits.

Average interest-earning assets for the six months ended June 30, 2015 decreased $1.9 million compared to the prior year period, and average interest bearing liabilities decreased by $13.3 million over the same period. The decrease in the average balance of interest bearing liabilities was primarily attributed to a decrease in time deposits.

Non-interest income for second quarter 2015 was $547,000, compared to $670,000 in second quarter 2014. Included in the current year quarter was a $43,000 recovery on a previously impaired investment security and $21,000 of net gains from loan sales. The prior year quarter included $157,000 in gains from sales of investment securities and an $18,000 recovery from a previously impaired investment security. Non-interest income for the six months ended June 30, 2015, was $1.1 million, compared to $1.2 million for the same period in 2014.

Non-interest expense remained consistent at $3.3 million for the second quarter of 2015 and 2014. Higher salary and benefit expense and data processing costs in the current year quarter were offset by reduced advertising and professional services expenditures.

For the six months ended June 30, 2015, non-interest expense was $6.6 million, an increase of $62,000, or 1.0%, from $6.5 million for the same period in 2014. The increase was primarily a result of higher salary and benefit expense and higher data processing charges, partially offset by lower professional services, advertising and other expense.

The second quarter 2015 provision for loan losses was $185,000, and the provision for the first six months of 2015 was $210,000. For the second quarter and six month periods of 2014, the Bank made no provision for loan losses determining that its allowance for loan losses balance at June 30, 2014 was sufficient to offset estimated inherent losses in the loan portfolio. The increase in the provision for the current year periods reflect the significant growth in the Bank’s commercial loan originations along with an increase in the reserve associated with two impaired commercial loans.

Non-performing loans as a percent of total loans at June 30, 2015 were 1.96%, a 30 basis point increase from 1.66% at December 31, 2014, primarily a result of an increase in non-performing commercial real estate loans. The Bank’s allowance for loan losses as a percent of total loans was 0.72% on June 30, 2015, compared with 0.67% on December 31, 2014.

Total assets at June 30, 2015 were $481.6 million, compared to $487.5 million on December 31, 2014. Total deposits at June 30, 2015 were $381.8 million, compared with $386.9 million on December 31, 2014. Core deposits (non-time savings and transaction accounts) at June 30, 2015 were $211.6 million, an increase of $6.8 million, or an annualized increase of 6.6% from December 31, 2014. Stockholders’ equity at June 30, 2015 was $71.8 million, compared with $71.6 million on December 31, 2014.

Cash Dividend Declared

On July 22, 2015, the Board of Directors approved a $0.07 per share cash dividend on the Company’s common stock, payable on August 18, 2015, to shareholders of record as of August 3, 2015. Based on the Company’s closing stock price of $13.20 on July 23, 2015, the implied dividend yield for the Company’s common stock is 2.12%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2015	2014
	(Unaudited)
	(Dollars in thousands)

Total assets	$481,592	$487,471
Cash and cash equivalents	27,846	35,811
Securities available for sale	129,194	138,202
Loans receivable, net	296,557	284,853
Deposits	381,845	386,939
Long-term debt	18,950	18,950
Stockholders’ equity	71,846	71,630

Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,408	$4,527	$8,807	$9,065
Interest expense	716	830	1,502	1,656
Net interest income	3,692	3,697	7,305	7,409
Provision for loan losses	185	-	210	-
Net interest income after provision for loan losses	3,507	3,697	7,095	7,409
Total non-interest income	547	670	1,081	1,150
Total non-interest expense	3,262	3,269	6,569	6,507
Income before income taxes	792	1,098	1,607	2,052
Income tax expense	93	199	339	378
Net income	$699	$899	$1,268	$1,674
Basic earnings per share	$0.12	$0.16	$0.22	$0.29
Diluted earnings per share	$0.12	$0.16	$0.21	$0.29
Dividends declared per share	$0.07	$0.07	$0.14	$0.14

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)

Return on average assets	0.58%	0.73%	0.52%	0.69%
Return on average equity	3.84%	5.24%	3.49%	4.95%
Average interest-earning assets to average interest-bearing liabilities	124.24%	120.14%	123.60%	119.74%
Interest rate spread	3.14%	3.10%	3.09%	3.14%
Net interest margin	3.29%	3.25%	3.25%	3.28%

	June 30,	December 31,
	2015	2014
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.96%	1.66%
Non-performing assets as a percent of total assets	1.24%	1.05%
Allowance for loan losses as a percent of total net loans	0.72%	0.67%
Allowance for loan losses as a percent of non-performing loans	36.51%	40.62%